Exhibit 5.1

DAVIS & ASSOCIATES

(A PROFESSIONAL LAW CORPORATION)

-SECURITIES, BUSINESS & INTERNATIONAL LAWYERS-

LOS ANGELES
MARINA DEL REY
(213) 400-2007	NEWPORT BEACH
LONDON

Respond To:

P.O. Box 852

Palos Verdes Estates, CA

90274

July 21, 2022

Mobile Global Esports Inc.

616 South El Camino Real, Suite H

San Clemente, CA 92672

Re:	Amended Registration Statement on Form S-1/A for Mobile Global Esports, Inc.,
Registration for Sale of Shares of Common Stock by the Company

Ladies and Gentlemen:

We have acted as counsel for Mobile Global Esports Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-1, as amended (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on or about the date of this letter, under the Securities Act of 1933, as amended (the “Securities Act”), in connection with registration for the public offering of shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”).  As used in this opinion letter, the term “Prospectus” refers to the Offering Prospectus in the Registration Statement in the form first filed with the Commission following the Effective Time pursuant to Rule 424(b) of the rules and regulations under the Securities Act.

The Registered Shares consist of 1,500,000 shares of Common Stock to be sold by the Company in the public offering under the Registration Statement and Prospectus, plus an over-allotment option sale by the Company of up to an additional 225,000 Common shares, and in addition, the sale of up to 172,500 shares to be issued upon exercise of underwriter warrants, and in addition, the sale by selling shareholders of up to an 2,300,000 Common shares of the Company held by selling shareholders.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of this opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation and Bylaws, each as amended to date, and the corporate actions of the Company that provides for the issuance of the Shares and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion; we have also relied on a certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Based upon and subject to the foregoing, it is our opinion that each block of Shares described above have been duly authorized and when issued and paid for as described in the Registration Statement and Prospectus, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Federal laws of the United States, and the applicable statutory provisions of the Delaware General Corporation Law of the State of Delaware.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

The Law Offices of Davis & Associates

By:	/S/ Donald G. Davis
Donald G. Davis, Managing Director